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Exhibit 23.3

Consent of Independent Public Accounting Firm

The Board of Directors
Dividend Capital Trust Inc.:

        We consent to the incorporation by reference in the registration statement (No. 333-122260) on Form S-3 of Dividend Capital Trust Inc. of our report dated March 31, 2005, with respect to the statement of revenues and certain expenses of 250 South Gary Limited Partnership d/b/a Wickes Distribution Center in Chicago, Illinois, for the year ended December 31, 2004, which report appears in the Form 8-K/A dated January 5, 2005, filed on April 8, 2005, of Dividend Capital Trust Inc.

                      McGladrey & Pullen, LLP

June 1, 2005
Duluth, Minnesota

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Consent of Independent Public Accounting Firm